Exhibit 10.25

EXECUTIVE TRANSITION EMPLOYMENT AGREEMENT

This Executive Transition Agreement (“the Agreement”) is entered into between Frank McDowell, an individual (“Executive”), and BRE Properties, Inc., (the “Company”), as of December 31, 2003.

1.	Effective Date.

This Agreement shall become effective on January 1, 2004 (“Effective Date”), and shall supercede Executive’s Employment Agreement dated January 24, 2001, except as otherwise provided herein.

2.	Positions; Term of Employment.

Executive will be employed under this Agreement from January 1, 2004 to his retirement date of January 31, 2007, subject to earlier termination as set forth in Section 18 (the “Employment Term”). Executive’s positions will be as follows: (a) from January 1, 2004 to December 31, 2004, as Chief Executive Officer and Vice Chairman, reporting to the Board of Directors (‘Board”); and (b) from January 1, 2005 to January 31, 2007, as Executive Consultant, reporting to the Chief Executive Officer and the Board. For the purposes of the Company’s benefit plans, Executive’s position as Executive Consultant shall be equivalent to a position of Senior Vice President or higher and he will continue to be considered a “key salaried employee.” During the period January 1, 2007 through January 31, 2007, Executive shall be placed on an unpaid administrative leave. During the unpaid administrative leave, Executive will continue to vest in his stock options and will be eligible for payment of a long-term bonus under his January 24, 2002 long-term Bonus Arrangement, but will not be entitled to participate in or further vest in his employer balance under the Company’s 401(k) plan, will not receive Company-sponsored insurance benefits, will not be eligible for an incentive bonus, and will not vest in his restricted stock. The unpaid administrative leave shall not be treated a termination of employment or service for the purpose of Executive’s participation in the Company’s 1999 BRE Stock Incentive Plan as amended (the “1999 Plan”) and 1992 Amended and Restated Employee Stock Plan (“the “1992 Plan”).

3.	Duties.

During the Employment Term, Executive will be expected to assist the Board of Directors (“Board”) and his successor and other executive management by, among other things: (a) maintaining and transitioning key relationships with clients, business partners, vendors, and others; (b) advising on strategic issues, including potential developments, acquisitions, and other opportunities; (c) mentoring and coaching the Executive’s successor and other emerging Company leaders; (d) undertaking special projects and initiatives at the request and direction of the Board; and (e) performing any temporary management position requested by the Board. At the end of the first year of the Employment Term, Executive’s office will be relocated to more modest space within the Company’s facilities. At the end of the first year of the Employment Term, and on any earlier termination of his employment however effected, Executive will tender his resignation from the Board.

4.	Base Salary.

Beginning on January 1, 2004 and through December 31, 2006 (or the actual Employment Term, if earlier), Executive will receive a fixed annual base salary of $425,000, paid in accordance with the Company’s regular payroll practices and subject to withholdings required by law.

5.	Annual Incentive Bonus.

Executive will be eligible to receive an annual incentive bonus (“Annual Bonus”) of up to 120% of Base Salary for the first year of the Employment Term. The amount of the first year’s Annual Bonus, if any, will be based on the Company’s achievement of predefined operating or performance criteria established by the Board (the “Annual Criteria”), with emphasis on Funds from Operations and other operating measures deemed appropriate by the Board. It is anticipated that the amount of the first year’s Annual Bonus could range from 0% of Base Salary (in the event of a failure to achieve the Annual Criteria), to 80% of Base Salary (in the event of achievement of the Annual Criteria), up to 120% of Base Salary (in the event the Annual Criteria are exceeded). For the second and third years of the Employment Term, the Annual Bonuses, if any, paid to the Executive will be the average of the Annual Bonuses, if any, paid to the Executive for 2003 and 2004. Any Annual Bonuses will be paid to Executive within 90 days of the end of each year subject to withholdings required by law.

6.	Stock Options.

Executive will remain eligible for additional grants of stock options in January 2004 and January 2005 under the 1999 Plan, if he is employed by the Company on those dates. The amount of any such grants will be determined by the Board. Executive has existing grants of stock options pursuant to the Company’s 1992 Plan and the 1999 Plan. Such existing grants remain in full force and effect and the options shall vest and become exercisable, if ever, only in accordance with the terms of the applicable plan and the stock option agreements entered into between Executive and the Company, except as provided in Section 19 below.

7.	Restricted Stock.

Executive will remain eligible for additional awards of restricted stock in January 2004 and January 2005 under the 1999 Plan, if he is employed by the Company on those dates. The amount of any such awards will be determined by the Board. The terms and conditions of any such awards shall be substantially similar to the terms and conditions of Executive’s 2003 restricted stock award. Executive has existing awards of restricted stock pursuant to the 1999 Plan. Such existing awards remain in full force and effect and shall vest, if ever, only in accordance with the terms of the 1999 Plan, and Performance Stock Award Agreements entered into between Executive and the Company, except as otherwise provided in Section 19 below.

8.	Special Restricted Share Award.

Executive has a special restricted stock award entitled BRE Properties, Inc. Restricted Share Award Agreement, dated May 11, 1999. This Agreement shall remain in full force and effect during the Employment Term, except as otherwise provided in Section 19 below.

9.	Loans.

Executive has four outstanding Loan and Stock Pledge Agreements with the Company pursuant to which Executive purchased common stock of the Company. Such loan agreements shall continue to be governed by the terms and conditions of the applicable Loan and Stock Pledge Agreements, as subject to Executive’s Employment Agreement dated January 24, 2001, and Exhibit B thereto. Nothing in this Agreement is intended to or shall be construed to modify in any respect the terms and conditions of Executive’s loans from the Company outstanding as of the date of this Agreement.

10.	Long-Term Bonus Arrangement.

Executive has three existing long-term Bonus Arrangements with the Company: Bonus Arrangement of January 28, 2000; Bonus Arrangement of February 16, 2001; and Bonus Arrangement of January 24, 2002. Pursuant to such existing Bonus Arrangements, Executive is eligible for long-term bonuses based on the formulae set forth in the applicable Bonus Arrangements. During the Employment Term, such Bonus Arrangements shall remain in full force and effect, and shall be subject to the same Pro Rata Calculation upon termination of employment as Executive’s loan agreements, as set forth in Section 8 of Executive’s Employment Agreement dated January 24, 2001, and Exhibit B thereto. Executive will not be eligible for additional Bonus Arrangements during the Employment Term.

11.	Deferred Compensation

Executive is a participant in the BRE Properties, Inc. Deferred Compensation Plan, effective January 1, 2000 (“Deferred Compensation Plan”). Except during Executive’s unpaid administrative leave, Executive will continue to be eligible to participate in the Deferred Compensation Plan.

12.	Benefits During Employment Term.

Except during Executive’s unpaid administrative leave, Executive will be eligible to participate in any employee benefit plans or programs, including but not limited to group medical, dental, and vision benefits, life and disability insurance benefits, long term care insurance, and other programs, maintained or established by the Company to the same extent as other employees of the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program; provided, however Executive shall not be entitled to participate in any benefit plan from which he may be disqualified as a result of providing services on a less than full-time basis. While Executive holds the position of Executive Consultant, he will not be eligible to accrue vacation. Executive shall report to the Company all vacation time taken during the second and third year of the Employment Term until Executive depletes his accrued vacation.

13.	Reimbursements.

Executive will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business.

14.	Conflicting Employment.

During the first year of the Employment Term, Executive shall devote his entire business time, attention and energy exclusively to the business interests of the Company except as otherwise specifically approved by the Board. During the second year of the Employment Term, Executive shall remain available to work full-time for the Company. During the third year of the Employment Term, Executive shall remain available to work a minimum of thirty (30) hours per week. Following the first year of the Employment Term and for the remainder of the Employment Term, Executive may engage in outside activities, other than as an employee, or may provide consulting services, whether or not for remuneration, to the extent that such activities do not: (a) conflict with Executive’s duties and responsibilities for the Company; (b) violate Executive’s non-competition obligations, set forth in Section 16 below; or (c) provide Executive with remuneration of any kind with an aggregate value of greater than $200,000 per year. Notwithstanding the above and throughout the Employment Term, Executive: (i) may accept speaking or presentation engagements in exchange for honoraria; (ii) may serve on boards of directors and advisory boards of charitable organizations; (iii) may serve on boards of directors and advisory boards of business entities that are not involved in development, construction and/or management of multi-family residential housing (subject to prior approval of the Board during the first year of the Employment Term); (iv) may have a passive ownership interest in any business entity that is not publicly traded and that does not compete with the Company; (v) may have a passive ownership interest in any business entity that is publicly traded; or (vi) may have an active ownership interest in any business entity the primary purpose of which is providing consulting services by Executive, so long as Executive’s activities on behalf of such entity do not violate subsections (a) through (c) of this Section 14.

15.	Confidential Information.

15.1	Confidentiality.

Except as herein provided, Executive agrees that during and after termination of his employment with the Company, he (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the prior written consent of the Board except in the performance of Executive’s duties for Company; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Board, officers or supervisors of the Company from time to time regarding Confidential Information.

a. For purposes of this Agreement “Confidential Information” includes but is not limited to trade secrets, confidential information, knowledge or data of the Company,

or any of its clients, customers, business partners, joint venturers, consultants, shareholders, licensees, licensors, vendors or affiliates, that Executive may produce, obtain or otherwise acquire or have access to during the course of his or her employment by the Company (whether before or after the date of this Agreement), including but not limited to: business plans, records, financial data, and affairs; development plans; acquisition plans; customer files and lists; special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; technical data; software programs; finances; operations and production costs; ideas; proposals; market analysis; technical services; incentives; customer needs; customer purchasing patterns; Company profit margins; and other information which Company has developed at significant expenditure of time, effort and/or expense. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company.

15.2	Limitation.

Executive shall have no obligation under this Agreement to maintain in confidence any information that: (i) is in the public domain at the time of disclosure; (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Executive’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations; or (iii) is shown by documentary evidence to have been known by Executive prior to disclosure to Executive by the Company.

15.3	Return of Confidential Material.

Upon Executive’s termination of employment for any reason, Executive agrees promptly to surrender and deliver to the Company all records, notes, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his employment, and Executive will not retain or take with him any tangible materials containing or pertaining to any Confidential Information that Executive may produce, acquire or obtain access to during the course of his employment.

16.	Non-Competition During Term of Agreement.

During the Employment Term, Executive agrees that he will not compete with the Company in any way, whether on his own behalf or on behalf of others, as a consultant, employee, director, or otherwise.

17.	Non-Solicitation.

17.1	Non-Solicitation of Employees.

Executive agrees that during the Employment Term and for two years thereafter, he will not, directly or indirectly, induce, solicit, recruit or encourage any employee of Company to leave the employ of Company, which means, among other things, that he will not: (i) disclose to any third party the names, backgrounds or qualifications of any employees or identify them as potential candidates for employment; or (ii) personally or through any other person approach, recruit, interview or otherwise solicit employees to work in any capacity for Executive or any other employer.

17.2	Non-Solicitation of Customers Using Confidential Business Information.

Executive agrees that during the Employment Term and thereafter, he will not solicit, either on behalf of Executive or any third party, the business of any client or customer of the Company, whether past, present or prospective, using any Confidential Information of the Company.

18.	Termination of Employment.

18.1	Termination Due to Death or Disability; Voluntary Termination.

If at any time during the Employment Term, Executive shall die, suffer any Disability (as defined below), or voluntarily terminate his employment with the Company, then his employment under this Agreement shall automatically terminate on the date of death, Disability, or voluntary termination. As used herein, “Disability” means the Executive has been unable by reason of any mental or physical impairment to perform the expected functions of his position for 120 days (whether or not consecutive) during any period of 360 days. A determination of Disability shall be made by the Board in consultation with a physician satisfactory to the Executive and the Company (unless the Executive is medically unable to provide such consent), and Executive shall cooperate with the efforts to make such determination. Any such determination shall be conclusive and binding on the parties for the purpose of this Agreement.

18.2	Termination by the Company for Cause.

The Company may terminate this Agreement and Executive’s employment at any time for Cause. In such event, this Agreement shall terminate on the date specified in writing by the Company. As used herein, the term “Cause” shall mean (i) any act or omission of gross negligence, willful misconduct, dishonesty, or fraud by Executive in the performance of his duties hereunder, (ii) the failure or refusal of Executive to perform the duties or to render the services assigned to him from time to time by the Board, (iii) the charging or indictment of Executive in connection with a felony or any misdemeanor involving dishonesty or moral turpitude, (iv) the material breach by Executive of this Agreement, (v) the breach of Executive’s fiduciary duty or duty of trust to the Company, including violation of the non-competition provision of this Agreement, set forth in Section 15, or (vi) Executive’s acceptance of alternate employment, other than as expressly permitted in Section 14.

18.3	Termination by the Company Other Than for Cause.

The Company may terminate this Agreement and Executive’s employment for any reason other than for Cause. In such event, this Agreement shall terminate on the 30th day following written notice of such termination by the Company.

19.	Compensation upon Termination.

19.1	Termination Due To Retirement At January 31, 2007.

In the event of termination of Executive’s employment due to retirement at January 31, 2007, Executive’s compensation shall be as set forth in this Section 19.1. Executive shall receive unpaid base salary for Executive’s services rendered through the date of termination and payment of his Annual Bonus for 2006. Executive’s unvested stock option grants and restricted stock awards shall be governed by the terms and conditions of the applicable plans and agreements, except that: (i) any stock options granted to Executive in January 2004 shall vest in full; (ii) sixty-eight percent of Executive’s remaining unvested options shall vest; (iii) all vested options granted to Executive shall be exercisable until the end of the applicable option period; and (iv) any restricted stock awarded to Executive in January 2004 shall vest as if Executive had been employed through January 2009, subject to the Company’s determination of the Vesting Percentage (as that term is defined in Executive’s January 2004 Performance Stock Award Agreement) based on financial data to date through December 31, 2006. Executive’s special Restricted Share Award dated May 11, 1999, shall vest in full with respect to the 11,250 restricted shares awarded, regardless of whether the Company has achieved a calendar year over year increase in Funds from Operations. Executive shall be deemed to have retired for purposes of the Deferred Compensation Plan.

19.2	Termination Due to Death or Disability.

In the event of a termination of Executive’s employment due to death or Disability, the Executive’s compensation shall be as set forth in this Section 19.2. Executive shall receive unpaid base salary for Executive’s services rendered through the date of termination. Executive shall receive a lump sum cash payment equal to the estimated Annual Bonus that the Executive would have received for the year during which the termination occurs, calculated on a pro-rata basis to the date of termination, based on financial data through the end of the quarter immediately preceding Executive’s termination. Executive’s outstanding loans from the Company shall continue to be governed by the terms and conditions of the applicable Loan and Stock Pledge Agreements, as subject to Executive’s Employment Agreement dated January 24, 2001, and Exhibit B thereto. Executive shall receive bonus(es) under Executive’s long-term Bonus Arrangement(s) using the formulae set forth in the long-term Bonus Arrangements, subject to the Pro Rata Calculation to the date of termination, as set forth in Section 8 of Executive’s Employment Agreement dated January 24, 2001, and Exhibit B thereto. Executive’s unvested stock option grants and restricted stock awards shall be governed by the terms and conditions of the applicable plans and agreements, except that: (i) if Executive’s employment terminates due to death or Disability during 2004, any stock options granted to Executive in January 2004 shall vest pro rata based on a percentage, the numerator of which is the number of calendar days worked by Executive in 2004, and the denominator of which is 365;

(ii) if Executive’s employment terminates due to death or Disability any time after December 31, 2004, any stock options granted to Executive in January 2004 shall vest in full; (iii) if Executive’s employment terminates due to death or Disability during 2004, any restricted stock awarded to Executive in January 2004 shall vest pro rata based on a percentage, the numerator of which is the number of calendar days worked by Executive in 2004, and the denominator of which is 365, subject to the Company’s determination of the Vesting Percentage (as that term is defined in Executive’s January 2004 Performance Stock Award Agreement) based on financial data to date through the end of the quarter immediately preceding Executive’s termination; and (iv) if Executive’s employment terminates due to death or Disability any time after December 31, 2004, any restricted stock awarded to Executive in January 2004 shall vest as if Executive had been employed through January 2009, subject to the Company’s determination of the Vesting Percentage (as that term is defined in Executive’s January 2004 Performance Stock Award Agreement) based on financial data through the end of the quarter immediately preceding Executive’s termination. Executive’s special Restricted Share Award dated May 11, 1999, shall vest in full with respect to the 11,250 restricted shares awarded, regardless of whether the Company has achieved a calendar year over year increase in Funds from Operations.

19.3	Termination for Cause or Voluntary Resignation

In the event of termination of Executive’s employment for Cause or due to voluntary resignation, the Executive shall receive only unpaid base salary for Executive’s services rendered through the date of termination. To the extent that Executive has any outstanding loans from the Company, such loans shall continue to be governed by the terms and conditions of the applicable Loan and Stock Pledge Agreements, as subject to Executive’s Employment Agreement dated January 24, 2001, and Exhibit B thereto. Executive will not be eligible for any Annual Bonus or any bonus payment under any of Executive’s Long-Term Bonus Arrangements that has not been paid as of the date of Executive’s termination for Cause or voluntary resignation. Executive’s then existing stock option grants and restricted stock awards shall be governed by the terms and conditions of the applicable plans and agreements. Pursuant to Executive’s special Restricted Share Award dated May 11, 1999, restricted stock granted to Executive under this award shall be forfeited and automatically transferred to the Company at no cost to the Company.

19.4	Termination Without Cause.

In the event of termination by the Company of Executive’s employment without Cause, the Executive’s compensation shall be as set forth in this Section 19.4. Within 30 days of Executive’s termination, Executive shall receive a lump-sum cash payment equal to: (i) the base salary that the Company otherwise would have paid to Executive through December 31, 2006; (ii) any Annual Bonus(es) that the Company otherwise would have paid to Executive under this Agreement but for such termination; (iii) if the termination without Cause occurs before the anticipated January 2005 grant of stock options and award of restricted stock, an additional $450,000; (iv) the value of Company-sponsored insurance benefits that Executive otherwise would have been eligible for and received through December 31, 2006; and (v) the amount that the Company would have contributed to Executive’s 401(k) Plan had he been employed through December 31, 2006. Executive’s outstanding loans from the Company shall continue to be governed by the terms and conditions of the applicable Loan and Stock Pledge Agreements, as subject to Executive’s Employment Agreement dated January 24, 2001, and Exhibit B thereto.

Executive shall receive bonus(es) under Executive’s long-term Bonus Arrangement(s) using the formulae set forth in the long-term Bonus Arrangements, subject to the Pro Rata Calculation as set forth in Section 8 of Executive’s Employment Agreement dated January 24, 2001, and Exhibit B thereto, as if Executive’s employment had continued through December 31, 2006, and based on financial data to date through the end of the quarter immediately preceding Executive’s termination. The Company shall accelerate vesting of stock options and restricted stock previously granted or awarded Executive to the same extent such options or restricted stock would have vested had the Executive retired on January 31, 2007, including the special vesting provisions for any January 2004 awards of options or grants of restricted stock set forth in Section 19.1 above. The performance vesting of the restricted stock will be based on financial data to date through the end of the quarter immediately preceding Executive’s termination. All vested options granted to Executive shall be exercisable until the end of the applicable option period. Executive shall be deemed to have retired for purposes of the Deferred Compensation Plan.

19.5 Change of Control.

Should Executive’s employment be terminated under this Section 19 following a Change of Control, as that term is defined in Executive’s Employment Agreement dated January 24, 2001, and notwithstanding any other provision of this Agreement, if any payment to be made or benefit to be provided to Executive pursuant to this Agreement, after taking into account all other payments or benefits provided by the Company to Executive, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments to be made or benefits to be provided to Executive shall be reduced so that the aggregate present value of all parachute payments does not exceed 299% of Executive’s “annualized includible compensation for the base period” (as such term is defined in Section 280G(d)(1) of the Code). The determination of any reduction in the payments or benefits to be provided to Executive shall be made by the Company and the Company’s determination shall be conclusive and binding on Executive.

19.6	Release.

Executive’s right to receive any of the payments or other compensation to be made to Executive pursuant to this Section 19, other than his base salary to the date of termination, shall be contingent on Executive providing to the Company and not revoking a full and complete general release of all known and unknown claims against the Company and its representatives, at the time of retirement or upon termination of employment without cause or for death or disability

20.	Written Amendment or Modification.

This Agreement may not be changed, altered, modified, or amended, except by a writing signed by Executive and the Company expressly referring to this Agreement and acknowledging that it is changing, altering, modifying or amending the Agreement.

21.	Successors and Assigns.

This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be binding on and inure to the benefit of the Company, its successors and assigns. This Agreement is specific to Executive and may not be assigned.

22.	Waiver.

No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time.

23.	Offset Upon Termination of this Agreement.

The Company shall have the right, without any notice to the Executive, to offset any amounts payable to the Company under the Loan Agreements against any amount payable to the Executive pursuant to this Agreement.

24.	Notices.

Written notices required by this Agreement shall be sent to Company or Executive by certified mail, with a return receipt requested, to Company’s registered address and to Executive’s last shown address on Company’s records, respectively. Such notice shall be deemed to be delivered two days after mailing.

If to Company:	BRE Properties, Inc. Montgomery Street, Suite 3600 San Francisco, CA 94104-4809 Attn: Chairman of the Board

With copy to:	L. Michael Foley Chairman, Compensation Committee

Or to the current Compensation Committee Chair

And copy to:	Bingham McCutchen LLP

If to Executive:	Frank McDowell

25.	Entire Agreement.

This Agreement contains the entire agreement and understanding between the Company and Executive relating to the subject matters herein and supersedes all prior or contemporaneous discussions and agreements between the parties, including without limitation Employment Agreement dated January 24, 2001 between Executive and the Company, except as specifically provided herein.

26.	Governing Law; Consent to Personal Jurisdiction.

This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions of California. Executive expressly consents to personal jurisdiction in the state and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

27.	Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

28.	Mandatory Mediation and Arbitration.

If a dispute arises between Company and Executive concerning this Agreement, or in any way relating to Executive’s employment by the Company and/or the termination thereof, the disputed matter shall first be submitted to mandatory mediation, such mediation to be conducted in the City of San Francisco pursuant to the then-current rules of the Judicial Arbitration and Mediation Services (“JAMS”) by a mediator affiliated with JAMS, or by such other mediator as is mutually agreeable to the parties. If the mediation does not successfully resolve such dispute, then the dispute shall be submitted to mandatory, final, and binding arbitration in the City of San Francisco, California in accordance with the arbitration rules of the American Arbitration Association (“AAA Rules”). Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the disputed matter. The arbitrators shall apply the law of the State of California in making any determination hereunder. The parties hereby acknowledge and agree that final and binding arbitration shall be the sole and exclusive means of resolving any such dispute, that they waive all rights to a civil court action, and that the dispute shall be fully and finally resolved by the arbitrators and shall not be resolved by a jury or a court.

29.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

BRE PROPERTIES, INC.

By:	/s/ L. Michael Foley	Date: January 28, 2004

Michael Foley
Title:	Chair, Compensation Committee, BRE Properties, Inc. Board of Directors

Executive

/s/ Frank McDowell	Date: January 28, 2004

Frank McDowell